ATTACHMENTS FOR N-SAR SUB-ITEM 77D
10-31-02 FYE FUNDS

J.P. Morgan Series Trust

Pursuant to Rule 35d-1 under the Investment Company
Act of 1940, as amended, the following Funds changed their investment policies to invest, under normal conditions, at least 80% of their net assets, plus the amount of borrowings for investment purposes, in the types of investments suggested by their names:
JPMorgan Global Healthcare Fund, JPMorgan Tax Aware
U.S. Equity Fund, JPMorgan Tax Aware Disciplined
Equity Fund and JPMorgan Tax Aware Small Company
Opportunities Fund.